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                                                                   EXHIBIT 10.42


                                                  THE BANK OF NOVA SCOTIA
                                                  York Commercial Banking Centre
                                                  625 Cochrane Drive, Suite 200
                                                  Markham, Ontario
                                                  Canada L3R 9R9

                                                  Tel:  (905) 470-5060
                                                  Fax:  (905) 470-0503

                                                  [SCOTIABANK LOGO]
April 3, 2002

Daisytek (Canada) Inc.
c/o Daisytek International Corporation
1025 Central Expressway South
Allen, Texas
75013

Attention:   Mr. Jeff Malanga,
             Treasurer

Dear Sir:

            We confirm that subject to acceptance by you, The Bank of Nova Scotia (the "Bank") will make available to Daisytek (Canada) Inc. (the "Borrower"), credit facilities on the terms and conditions set out in the attached Terms and Conditions Sheet and Schedule "A".

            If the arrangements set out in this letter, and in the attached Terms and Conditions Sheet and Schedule "A" (collectively the "Commitment Letter") are acceptable to you, please sign the enclosed copy of this letter in the space indicated below and return the letter to us by the close of business on April 17, 2002, after which date this offer will lapse.

            This Commitment Letter replaces all previous commitments issued by the Bank to the Borrower.

                                                    Very truly yours,

            /s/ J.A. NEATE                          /s/ I.C. McFETTERS
            -----------------------------           ----------------------------
            J.A. Neate                              I.C. McFetters
            Senior Relationship Manager             Vice-President and Manager

            The arrangements set out above and in the attached Terms and Conditions Sheet and Schedule "A" (collectively the "Commitment Letter") are hereby acknowledged and accepted by:

DAISYTEK (CANADA), INC.
-----------------------
Name:
By:     /s/ LEE WEINER
    -------------------------
Title:  Director of Treasury

Date:   4/8/02
      -----------------------

By:     /s/ RALPH MITCHELL
    -------------------------
Title:  EVP & CFO

Date:   4/8/02
      -----------------------
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                                                                          Page 1



                              TERMS AND CONDITIONS

CREDIT NUMBER: 01                                 AUTHORIZED AMOUNT: $20,000,000
--------------------------------------------------------------------------------

TYPE

      Revolving Term

PURPOSE

      Assist with financing of day-to-day general operating requirements.

CURRENCY

      Canadian and/or U.S. dollar equivalent thereof.

AVAILMENT

      The Borrower may avail the Credit by way of direct advances evidenced by Demand Promissory Notes and/or Bankers' Acceptances in Canadian dollars in multiples of $500,000 and having terms of maturity of 30 to 364 days without grace.

TERMINATION

      Provided the Borrower is in compliance with all terms and conditions outlined, the Revolving term facility is committed to the earlier of March 20, 2004, or the expiration of Daisytek, Incorporated's loan facility (presently December 19, 2003). Advances are repayable the earlier of the expiry of the facility or on demand by the Bank if the Borrower is in default of the terms and conditions outlined herein.

      In the event of extension, the Borrower is to provide written notice not less than 40 days and up to 90 days prior to expiry, requesting extension for a further period, subject to no event of default having occurred and with extension subject to the Bank's approval.

INTEREST RATE AND FEES

      (Canadian dollars:) The Bank's Prime Lending Rate, plus 75 basis points, from time to time, with interest payable monthly.

      (U.S. dollars:) The Bank's U.S. Dollar Base Rate in New York plus 75 basis points, with interest payable monthly.

      (Bankers' Acceptances:) Bankers' Acceptance Fee of 225 basis points, subject to a minimum fee of $500 per transaction, payable at the time of each acceptance.

OTHER FEES

      A Standby Fee of 1/4% per annum on the daily unused portion of the Credit payable in Canadian dollars, is payable monthly from the date of acceptance of this commitment.

      A Commitment Fee of $25,000 is payable upon acceptance of this commitment.
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                                                                          Page 2

REPAYMENT

      The Borrower may make repayment of advances under the Revolving Term facility at any time, other than term instruments which may be repaid at maturity.

PREPAYMENT

      Floating Interest Rate Advances

      Prepayment is permitted without penalty at any time in whole or in part except for Bankers' Acceptances which may be prepaid on maturity date.

      Prepayments are to be applied against installments of principal in the inverse order of their maturities.

SPECIFIC SECURITY

      The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the Credit:

                  Bankers' Acceptance Agreement

                  Power of Attorney - Bankers' Acceptances.

CONDITION PRECEDENT

      The following condition is to be met to the satisfaction of the Bank and its solicitors prior to any advances or availments being made under the Credit which will result in total advances or availments exceeding $15,000,000 CAD:

            A formal accepted commitment from the Toronto-Dominion Bank making available credit facilities in the same amount and subject to the same security, terms, conditions and pricing as contained in this offer.

ADDITIONAL FACILITIES

a) Subject to availability and execution of mutually satisfactory documentation the Borrower may enter into Forward Exchange Contracts with the Bank for maximum terms of up to one year.

      Maximum aggregate Forward Exchange Contracts outstanding at any one time are not to exceed $10,000,000 U.S. dollars or the equivalent thereof in other approved currencies.

b) Subject to availability, and to execution of mutually satisfactory documentation, based on the Bank's standard International Swap Dealers Association (ISDA) Master Agreement and Schedule, incorporating all security held pursuant to this Commitment Letter, the Borrower shall have the option, available until August 31, 2002 to enter into Interest Rate Swap transactions. The swap transactions are limited to U.S. and Canadian only, for terms not exceeding 3 years from the date of drawdown of the amount to be swapped. The aggregate amount of all outstanding transactions at any one time is not to exceed $15,000,000.
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                                                                          Page 3


GENERAL SECURITY, TERMS, AND CONDITIONS APPLICABLE TO ALL CREDITS

GENERAL SECURITY

      The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the Credits:

            General Security Agreement, with an agreed delay of attachment until negotiated trigger events occur, over all present and future personal property with appropriate insurance coverage, loss if any, payable to the Bank.

            Inter-Creditor Agreement between The Bank of Nova Scotia and The Toronto-Dominion Bank, covering but not limited to advances, repayment, security, defaults, cross default, realization, etc.

            Postponement and Subordination by Daisytek, Incorporated and any subsidiary identified by the Bank, as to intercorporate obligations including inventory return.

GENERAL CONDITIONS

           Until all debts and liabilities under the Credits have been discharged in full, the following conditions will apply in respect of the Credits:

                  Revolving Term advances are not to exceed the lesser of the Revolving Term limit or the Borrowing Base which is defined as 80% of good quality accounts receivable (excluding accounts over 90 days, accounts due by employees, offsets and inter-company accounts), plus 50% of net inventory, less security interests or charges held by other parties and specific payables which have or may have priority over the Bank' s security.

                  Advances against inventory are limited to $7,500,000.

                  Net inventory is defined as the sum of finished goods and raw materials, valued at the lower of cost or market, less unpaid inventory received from suppliers during the past 30 days.

                  The ratio of Current Assets to Current Liabilities is to be maintained at all times at 1.2:1 or better. Current Liabilities is to include amounts outstanding under the Revolving Term Facilities provided by the Toronto-Dominion Bank and The Bank of Nova Scotia.

                  Minimum Shareholder's Equity of $20,000,000 is to be maintained at all times.

                  Shareholder's Equity is defined as the sum of share capital earned and contributed surplus.

                  Leverage Ratio shall not exceed 3:1 at any time. The leverage ratio is calculated on a rolling four quarter basis and is defined as total funded debt over EBITDA for the four financial quarters ending at that time.

                  EBITDA is defined as net income before extraordinary and other non-recurring items plus interest, income tax, depreciation and amortization expenses during the period.
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                                                                          Page 4


                  Any default under the Credit Agreement dated December 18, 2000 and as subsequently amended, of Daisytek, Incorporated constitutes a default under the terms of credits outlined herein regardless of cure, amendment or forbearance under the credit arrangements for Daisytek, Incorporated.

                  The Borrower agrees that the terms and conditions including without limitation any security granted by the Borrower to any other lender, including The Toronto-Dominion Bank shall not be more favourable than the terms and conditions set out herein. In the event that the Borrower does not grant more favourable terms, conditions or security to any other lender, the Borrower agrees that it shall grant the same terms and conditions including equal ranking security to the Bank hereunder.

                  Without the Bank's prior written consent:

                        No change in ownership is permitted.

                        No dividends, withdrawals, advances to shareholders or affiliates are permitted.

                        No payments are to be made to any affiliates other than for the normal course of business.

                        Guarantees or other contingent liabilities are not to be entered into and assets are not to be further encumbered.

GENERAL BORROWER REPORTING CONDITIONS

      Until all debts and liabilities under the Credits have been discharged in full, the Borrower will provide the Bank with the following:

            Annual Internally Prepared Unconsolidated Financial Statements, within 120 days of the Borrower's fiscal year end, duly signed.

            Annual Financial Statements of Daisytek, Incorporated within 120 days of fiscal year end, duly signed.

            Annual Audited Consolidated Financial Statements of Daisytek International Corporation within 120 days of fiscal year end, duly signed.

            Quarterly Internally Prepared Unconsolidated Financial Statements of the Borrower within 60 days of period end.

            Quarterly Compliance Certificate from the Borrower certifying compliance with all conditions of its credit facilities.

            Quarterly Prepared Consolidated Financial Statements of Daisytek International Corporation within 60 days of period end.

            Quarterly Compliance Certificate from Daisytek, Incorporated certifying compliance with all conditions of its credit facilities.

            Quarterly Aged Listing of Accounts Receivable for the Borrower
            within 60 days of period end.
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                                                                          Page 5


                  Monthly Borrowing Base Calculation for the Borrower, to include information on inventory, accounts receivable, and accounts payable, within 20 days of period end.

                  A copy of any amendment to Daisytek, Incorporated's Credit Agreement or any new Credit Agreement in its entirety at the time of execution.

                  Annual Unconsolidated Quarterly Projections of the Borrower
                  for the current year, within 120 days of fiscal year end.
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                                                                          Page 6



                                   SCHEDULE A
                   ADDITIONAL TERMS AND CONDITIONS APPLICABLE
                                 TO ALL CREDITS


Calculation and Payment of Interest

1. Interest on loans/advances made in Canadian dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a calendar year for the actual number of days elapsed both before and after demand of payment or default and/or judgment.

2. Interest on loans/advances made in U.S. dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month, (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a 360 day year for the actual number of days elapsed both before and after demand of payment or default and/or judgment. The rate of interest based on a 360 day year is equivalent to a rate based on a calendar year of 365 days of 365/360 times the rate of interest that applies to the U.S. dollar loans/advances.

Interest on Overdue Interest

3. Interest on overdue interest shall be calculated at the same rate as interest on the loans/advances in respect of which interest is overdue, but shall be compounded monthly and be payable on demand, both before and after demand and judgment.

Indemnity Provision

4. If the introduction or implementation of, or any change in, or in the interpretation of, or any change in its application to the Borrower of, any law or any regulation or guideline issued by any central bank or other governmental authority (whether or not having the force of law), including, without limitation, any reserve or special deposit requirement or any tax (other than tax on the Bank's general income) or any capital requirement, has due to the Bank's compliance the effect, directly or indirectly, of (i) increasing the cost to the Bank of performing its obligations hereunder or under any availment hereunder; (ii) reducing any amount received or receivable by the Bank or its effective return hereunder or in respect of any availment hereunder or on its capital; or
      (iii) causing the Bank to make any payment or to forgo any return based on any amount received or receivable by the Bank hereunder or in respect of any availment hereunder, then upon demand from time to time the Borrower shall pay such amount as shall compensate the Bank for any such cost, reduction, payment or forgone return (collectively "Increased Costs") as such amounts are calculated in a certificate reasonably prepared by the Bank. The Bank agrees to provide written notice of any such increased costs.

      In the event of the Borrower becoming liable for such Increased Costs, the Borrower shall have the right to prepay in full, without penalty, the outstanding principal balance under the affected credit other than the face amount of any document or instrument issued or accepted by the Bank for the account of the Borrower, including, without limitation, a Letter of Credit, a Letter of Guarantee or a Bankers' Acceptance. Upon any such prepayment, the Borrower shall also pay the then accrued interest on the amount prepaid and the Increased Costs to the date of prepayment together with such amount as will compensate the Bank for the cost of any early termination of its funding arrangements in accordance with its normal practices, as such amounts are calculated in a certificate reasonably prepared by the Bank.
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                                                                          Page 7


Calculation and Payment of Bankers' Acceptance Fee

5. The fee for the acceptance of each Bankers' Acceptance will be payable on the face amount of each Bankers' Acceptance at the time of acceptance of each draft calculated on the basis of a calendar year for the actual number of days elapsed from and including the date of acceptance to the due date of the draft.

Calculation and Payment of Standby Fee

6. Standby fees shall be calculated daily and payable monthly on the basis of a calendar year for Canadian dollar credits and on the basis of a 360 day year for U.S. dollar credits from the date of acceptance by the Borrower of this Commitment Letter.

Environment

7.    The Borrower agrees:

      (a) to obey all applicable laws and requirements of any federal, provincial, or any other governmental authority relating to the environment and the operation of the business activities of the Borrower;

      (b) to allow the Bank upon reasonable prior notice and at reasonable times access to the business premises of the Borrower to monitor and inspect all property and business activities of the Borrower;

      (c) to notify the Bank from time to time of any business activity conducted by the Borrower which involves the use or handling of hazardous materials or wastes or which increases the environmental liability of the Borrower in any material manner;

      (d) to notify the Bank of any proposed change in the use or occupation of the property of the Borrower prior to any change occurring;

      (e) to provide the Bank with immediate written notice of any environmental problem and any hazardous materials or substances which have an adverse effect on the property, equipment, or business activities of the Borrower and with any other environmental information requested by the Bank from time to time;

      (f) to conduct all environmental remedial activities which a commercially reasonable person would perform in similar circumstances to meet its environmental responsibilities and if the Borrower fails to do so, the Bank may perform such activities; and

      (g) to pay for any environmental investigations, assessments or remedial activities with respect to any property of the Borrower that may be performed for or by the Bank from time to time, subject to written approval by the Borrower, which will not be unreasonably withheld.
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                                                                          Page 8


            If the Borrower notifies the Bank of any specified activity or change or provides the Bank with any information pursuant to subsections (c), (d), or (e), or if the Bank receives any environmental information from other sources, the Bank, in its sole discretion, may decide that an adverse change in the environmental condition of the Borrower or any of the property, equipment, or business activities of the Borrower has occurred which decision will constitute, in the absence of manifest error, conclusive evidence of the adverse change. Following this decision being made by the Bank, the Bank shall notify the Borrower of the Bank's decision concerning the adverse change.

            If the Bank decides or is required to incur expenses in compliance or to verify the Borrower's compliance with applicable environmental or other regulations, the Borrower shall indemnify the Bank in respect of such expenses, which will constitute further advances by the Bank to the Borrower under this Agreement, subject to the stipulations noted in subsection (g).

Evidence of Indebtedness

8. The Bank's accounts, books and records constitute, in the absence of manifest error, conclusive evidence of the advances made under this Credit, repayments on account thereof and the indebtedness of the Borrower to the Bank.

Acceleration

9.    (a)   All indebtedness and liability of the Borrower to the Bank payable on demand, is repayable by the Borrower to the Bank at any time on demand;

      (b) All indebtedness and liability of the Borrower to the Bank not payable on demand, shall, at the option of the Bank, become immediately due and payable, the security held by the Bank shall immediately become enforceable, and the obligation of the Bank to make further advances or other accommodation available under the Credits shall terminate, if any one of the following Events of Default occurs:

            (i) the Borrower or any guarantor fails to make when due, whether on demand or at a fixed payment date, by acceleration or otherwise, any payment of interest, principal, fees, commissions or other amounts payable to the Bank;

            (ii) there is a breach by the Borrower or any guarantor of any other term or condition contained in this Commitment Letter or in any other agreement to which the Borrower and/or any guarantor and the Bank are parties;

            (iii) any default occurs under any security listed in this
                  Commitment Letter under the headings "Specific Security" or "General Security" or under any other credit, loan or security agreement to which the Borrower and/or any guarantor is a party;

            (iv) any bankruptcy, re-organization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are instituted by or against the
                  Borrower or any guarantor and, if instituted against the Borrower or any guarantor, are allowed against or consented to by the Borrower or any guarantor or are not dismissed or stayed within 60 days after such institution;
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                                                                          Page 9


            (v) a receiver is appointed over any property of the Borrower or any guarantor or any judgment or order or any process of any court becomes enforceable against the Borrower or any guarantor or any property of the Borrower or any guarantor or any creditor takes possession of any property of the Borrower or any guarantor;

            (vi) any course of action is undertaken by the Borrower or any guarantor or with respect to the Borrower or any guarantor which would result in the Borrower's or guarantor's reorganization, amalgamation or merger with another corporation or the transfer of all or substantially all of the Borrower's or any guarantor's assets;

            (vii) any guarantee of indebtedness and liability under the Credit
                  Line is withdrawn, determined to be invalid or otherwise rendered ineffective;

            (viii) any adverse change occurs in the environmental condition of:

                  (A)   the Borrower or any guarantor of the Borrower; or

                  (B) any property, equipment, or business activities of the Borrower or any guarantor of the Borrower.

Costs

10. All costs, including legal and appraisal fees incurred by the Bank relative to security and other documentation and the enforcement thereof, shall be for the account of the Borrower and may be charged to the Borrower's deposit account when submitted.

Judgment Currency

11. The obligations of the Borrower or any Guarantor shall be payable in (Canadian/US) Dollars. Such obligations shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency except to the extent to which such tender or recovery shall result in the effective receipt by the Bank of the full amount of (Canadian/US) Dollars so payable. Accordingly, the obligation of the Borrower shall be enforceable as an alternate or additional cause of action for the purpose of recovery in (Canadian/US) Dollars of the amount (if any) by which such effective receipt shall fall short of the full amount of (Canadian/U.S.) Dollars so payable and shall not be affected by any judgment being obtained for any other sum due hereunder.